NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM ANNOUNCES RECORD THIRD QUARTER
FINANCIAL AND PRODUCTION RESULTS

HOUSTON, Texas – November 4, 2008 – Ultra Petroleum Corp. (NYSE: UPL) announced today record third quarter 2008 financial and production results. Highlights for the third quarter 2008 include:

•	Record earnings of $0.78 per diluted share (adjusted) or $122.4 million (adjusted), an increase of 227 percent from third quarter 2007
•	Record operating cash flow(1) of $242.5 million, up 166 percent from the same period a year ago
•	Record natural gas and crude oil production of 36.3 Bcfe, up 35 percent over the same period in 2007 - based on continuing operations
•	Superior returns in third quarter; 77 percent cash flow margin(2), 39 percent net income margin (adjusted), 35 percent return on capital employed, and 47 percent return on equity

Net income for the third quarter of 2008 was $149.0 million, or $0.95 per diluted share. The results include a non-cash gain of $40.9 million ($26.6 million after-tax), which represents the unrealized mark-to-market change in the company’s financial commodity contracts that did not meet the technical requirements to qualify for hedge accounting treatment. Excluding the unrealized gain on commodity derivatives, which is typically not included by analysts in published estimates, third quarter 2008 adjusted net income was a record $122.4 million, or $0.78 per diluted share. For the same period in 2007, net income was $37.4 million, or $0.24 per diluted share. Ultra Petroleum primarily relies on fixed price forward natural gas sales to manage its commodity price exposure.

“This was a great quarter for Ultra Petroleum, the best in our history. As is our practice, we delivered industry leading margins, financial returns, and record production despite shutting in three Bcf of natural gas during the quarter,” stated Michael D. Watford, Chairman, President and Chief Executive Officer. “Our net income margin was 39 percent, cash flow margin was 77 percent, return on capital was 35 percent, and return on equity was 47 percent. The sustained consistency in our growth and returns is what differentiates us from our peers and demonstrates the company’s ability to focus on best in class metrics and capital discipline.”

For the quarter ended September 30, 2008, Ultra Petroleum reported adjusted net income of $122.4 million or $0.78 per diluted share, an increase of 227 percent from $37.4 million, or $0.24 per diluted share for the same period in 2007. Operating cash flow(1) for the third quarter 2008 increased 166 percent to a record $242.5 million, compared to $91.1 million for the same period in 2007.

Ultra Petroleum’s production for the third quarter 2008 increased 35 percent to 36.3 billion cubic feet equivalent (Bcfe) compared to production from continuing operations of 26.9 Bcfe in the third quarter 2007. This is the largest quarterly production level ever achieved by Ultra Petroleum. For the third quarter of 2008, production is comprised of 34.6 billion cubic feet (Bcf) of natural gas and 287.1 thousand barrels (MBbls) of condensate.

In the third quarter of 2008, Ultra Petroleum’s average realized natural gas price, including realized gains and losses on commodity derivatives, was $8.21 per thousand cubic feet (Mcf), an increase of 103 percent from $4.04 per Mcf in third quarter 2007. During the quarter ended September 30, 2008, the company’s average price realization for natural gas was $7.57 per Mcf, excluding realized gains and losses on commodity derivatives. The average condensate price realized by the company in the third quarter of 2008 was $108.16 per barrel (Bbl) up 61 percent, as compared to $67.02 per Bbl (domestic) in the third quarter of 2007.

Adjusted earnings for the nine month period ended September 30, 2008 were $2.15 per diluted share, or $339.0 million, an increase of 121 percent from $153.1 million, or $0.96 per diluted share for the same period in 2007. Operating cash flow(1) for the nine month period increased to $665.9 million, up 99 percent from $334.7 million, for the same period in 2007.

Natural gas and crude oil production from continuing operations for the nine month period ended September 30, 2008, increased to 104.6 Bcfe compared to 80.8 Bcfe for the nine month period ended September 30, 2007, a 29 percent increase. Production for the first nine months of 2008 is comprised of 99.7 Bcf of natural gas and 817.3 MBbls of condensate.

Including realized gains and losses on commodity derivatives, realized natural gas prices during the nine month period were $7.98 per Mcf, compared to $4.76 per Mcf during the same period in 2007. During the nine months ended September 30, 2008, the company’s average price realization for natural gas was $8.00 per Mcf, excluding realized gains and losses on commodity derivatives. Condensate prices were $102.61 per Bbl compared to $60.36 per Bbl (domestic) during the comparable 2007 period.

“From all accounts, 2008 is unfolding to be Ultra’s best year ever as the company delivers record performance, record earnings and industry leading financial returns,” stated Watford.

Share Repurchases

During the three months ended September 30, 2008, Ultra Petroleum purchased 3.3 million shares of its common stock for an aggregate $216.5 million at a weighted average price of $66.27 per share. Since the program’s inception in May 2006 to the end of September 2008, the company has purchased a total of 9.8 million shares of its common stock for an aggregate $579.6 million at a weighted average price of $59.10 per share. As of October 31, 2008, Ultra Petroleum’s shares outstanding, including stock options, have been reduced by over five percent to 156,170,071 shares from the total at May 2006 when the repurchase plan was authorized.

“At the end of the quarter, our financial position and balance sheet are both very strong. We have $150 million outstanding under our $750 million senior bank facility, with our first debt repayment not due until 2012. Our $450 million of total debt is less than one times cash flow. Currently, we realize that our economy is experiencing uncertainty and volatility, and we believe that Ultra Petroleum, with our low cost structure and financial strength, is extremely well positioned to continue growing profitably while creating value in 2009,” stated Watford.

Operations Review

During the third quarter of 2008, Ultra Petroleum continued to make significant progress in improving drilling efficiencies. Operating 15 rigs in Wyoming during the quarter, the company drilled and cased to total depth (TD) 41 wells, as compared to 24 wells in the third quarter 2007. For the nine months ended September 30, 2008, the company drilled and cased 115 wells, a 77 percent increase, as compared to the 65 wells drilled and cased for the same time period in 2007.

The average third quarter drilling days (spud to TD) was 24 days, a 31 percent improvement from 35 days for full-year 2007. The average time to drill for the nine month period ended September 30, 2008, was 24 days, a 35 percent improvement from 37 days in the same period of 2007. Largely as a result of improved drilling times, pad well costs have trended lower. In the third quarter of 2008, well costs decreased to $5.6 million, as compared to $6.2 million for full year 2007.

	2006	2007	Q1 2008	Q2 2008	Q3 2008
Spud to TD (days)	61	35	27	22	24
Rig release to rig release	79	48	37	30	32
% wells drilled < 40 days	0%	74%	90%	95%	96%
Well cost – pad ($MM)	$7.0	$6.2	$5.7	$5.7	$5.6

“The efficiency gains that our team has made over the past two years have been outstanding. We expect gains to continue under the new Record of Decision (ROD) with continued emphasis on the use of new innovative technologies,” stated Watford.

The company is well on its way to drilling the planned 32 delineation wells, a 146 percent increase from the 13 delineation wells drilled in 2007. At the end of the third quarter 2008, there was a total of 16 delineation wells drilled and completed. Twelve of these wells have sufficient production history to provide reserve estimates. So far, the delineation wells drilled have a 44 percent increase in reserves as compared to pre-drill reserve estimates. These twelve delineation wells have an average post-drill reserve estimate of over 7 Bcfe per well and an average initial production rate of over 11.2 Mmcf per day. Ultra Petroleum plans to continue delineation drilling in the under-drilled portions of the Pinedale Field. Delineation drilling is key to the company’s continued success in enlarging the size of the Pinedale Field by increasing the Original Gas in Place (OGIP) estimate; but more importantly, the direct result of this focused drilling is an increase in the estimate of recoverable natural gas reserves and production net to Ultra Petroleum.

The company continues to evaluate the low quality pay (LQ) in selected wells. To date, Ultra Petroleum has completed 71 wells containing LQ pay representing a total of 237 frac stages. The incremental expense of this project is simply the cost of perforating and fracing the additional stages. The results indicate that the LQ pay, from uncontacted sand lenses near the wellbore that are beyond the detection range of logging tools, can add as much as 0.5 Bcfe of reserves per well. The LQ pay will increase the OGIP estimate of the Pinedale Field and over time, increase Ultra Petroleum’s natural gas reserves and production.

The Bureau of Land Management (BLM) issued the Pinedale Record of Decision (ROD) on September 12, 2008. Under the ROD, Ultra Petroleum gains year-round access to the Pinedale Field for drilling and completion activities in concentrated development areas. After an initial transition period, this additional access is expected to lead to increased drilling efficiencies and allow for accelerated development of the field.

During September 2008, a 26 mile portion of the REX - West pipeline successfully completed hydro-static testing located near the ANR delivery point in Brown County, Kansas. As a result of the hydro-static testing, Ultra Petroleum’s firm transportation of 200 Mmcf per day was decreased to 100 Mmcf per day for almost all of September. As previously announced, the company shut-in the corresponding volumes during this period.

Subsequent to quarter-end, Kinder Morgan confirmed that Ultra Petroleum will have interim access to new delivery points on REX - East in April 2009. Upon completion in September 2009, REX - East will provide a maximum natural gas transportation capacity of 1.8 Bcf per day from the Rockies to Clarington, Ohio, which is an increase from the current 1.5 Bcf per day from the Rockies to Audrain County, Missouri.

Production Guidance

Ultra Petroleum is confirming 2008 annual production guidance of 143.4 to 147.4 Bcfe, a 25 to 29 percent increase over 2007’s annual production of 114.4 Bcfe from continuing operations. Production in the fourth quarter of 2008 is expected to be 38.7 to 42.7 Bcfe. All production growth is generated organically.

“At our first quarter 2008 earnings conference call, we provided preliminary production guidance for 2009 of 185 to 190 Bcfe based on a Wyoming development budget of $860 million. That’s still valid, but we won’t finalize our 2009 capital budget and production guidance until February 2009. We will continue to evaluate alternative capex budgets and production growth forecasts. We have the cost structure and resource opportunity to grow at lower commodity prices,” stated Watford.

Hedges – Derivative Contracts

The company primarily relies on fixed price forward gas sales to manage its commodity price exposure. These fixed price forward gas sales are considered normal sales. The company, from time to time, also uses derivative instruments to manage its exposure to commodity prices.

At September 30, 2008, Ultra Petroleum had the following fixed price forward physical delivery contracts in place, on behalf of its interest and those of other parties, at southwest Wyoming delivery points to mitigate its commodity price exposure.

Type	Remaining Contract Period	Volume – mmbtu/day	Average Price per Mcf/mmbtu
Forward Sale	Calendar 2008	100,000	$7.31 Mcf/$6.83 mmbtu
Forward Sale	Oct 2008	20,000	$7.36 Mcf/$6.88 mmbtu
Forward Sale	Calendar 2009	10,000	$8.04 Mcf/$7.51 mmbtu
Forward Sale	Apr 2009 – Oct 2009	90,000	$7.55 Mcf/$7.06 mmbtu

In addition to fixed price contracts, Ultra Petroleum also utilizes open commodity derivative contracts to manage price risk on a portion of its natural gas production whereby the company receives the fixed price and pays the variable monthly index price. All natural gas prices are Northwest Pipeline Rockies basis.

Type	Remaining Contract Period	Volume - mmbtu/day	Average Price per Mcf/mmbtu
Swap	Oct 2008	190,000	$7.69 Mcf/$7.19 mmbtu
Swap	Jan 2009 – Dec 2009	30,000	$7.86 Mcf/$7.35 mmbtu

“For 2009, we have hedged 130,000 mmbtu per day at $7.70 per Mcf in Wyoming plus the 200 Mmcf per day that we have as firm capacity on REX that will receive Mid-Continent or East coast natural gas pricing; we are no longer an Opal price taker,” stated Watford. “We remain confident that over the next few years the increase in Rockies take- away capacity will more than match the increase in production, as there are a number of slated pipeline projects that are well advanced. In 2009, REX - East will increase its capability by an additional 300 Mmcf per day. In 2010, the new Bison Pipeline will be in service providing an additional 400 Mmcf per day of capacity. Also in 2010, the Kern River expansion will be completed providing just over 400 Mmcf per day of new capacity. In 2011, the 1,200 Mmcf per day (1.2 Bcf per day) Ruby Pipeline is expected to be in service. The combination of these four projects alone will increase Rockies take-away capacity over 2.3 Bcf within the next two and half years.”

On October 31, 2008, in connection with the preparation of Ultra Petroleum’s quarterly report for the third quarter 2008, the company’s management and the Audit Committee of the Board of Directors determined that the contemporaneous formal documentation the company had prepared in the first quarter of 2008 to support the initial natural gas hedge designations for production sold on REX did not meet the technical requirements to qualify for hedge accounting treatment in accordance with Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). In order to cause the hedge contracts to qualify for hedge accounting treatment under SFAS No. 133, the company was required to predict and document the future relationship between prices at REX sales points and the sales prices at the Northwest Pipeline Rockies (the basis of the hedge contract) at the time the hedge contracts were entered into. The actual relationship between the sales prices at the two locations was different than that predicted by the company, which affected Ultra Petroleum’s ability to effectively demonstrate ongoing effectiveness between the derivative instrument and the forecasted transaction as outlined in the company’s contemporaneous documentation as set forth under the requirements of SFAS No. 133.

Under SFAS No. 133, the fair value of hedge contracts is recognized in the Consolidated Balance Sheet as an asset or liability, and the amounts received or paid under the hedge contracts are reflected in revenues during the period in which the underlying production occurs. If the hedge contracts qualify for hedge accounting treatment, the fair value of the hedge contract, net of income taxes, is recorded in “accumulated other comprehensive income”, and changes in the fair value do not affect net income in the period. If the hedge contract does not qualify for hedge accounting treatment, the change in the fair value of the hedge contract, net of income taxes, is reflected in earnings during the period as unrealized gain or loss on commodity derivatives.

The company has restated the Consolidated Financial Statements for the periods ended March 31, 2008 and June 30, 2008 to reflect the inability to qualify for hedge accounting on the REX designated derivative contracts. The effect of the restatement is to recognize a non-cash, after tax, mark-to-market unrealized loss on commodity derivatives of $18.0 million in the first quarter of 2008 and a non-cash, after tax, mark-to-market unrealized gain on commodity derivatives of $1.6 million in the second quarter of 2008. Under this accounting treatment, the company recognized a non-cash, after tax, mark-to-market unrealized gain on commodity derivatives of $26.6 million in the third quarter of 2008. There is no effect in any period on overall cash flows, total assets, total liabilities or total stockholders’ equity. These contracts were entered into and expire in fiscal year 2008, and therefore, there will be no change in full-year 2008 net income or operating cash flows as a result of the change in accounting treatment of these derivative contracts, as restated. The restatement did not have any impact on any of the financial covenants under the company’s Senior Credit Facility or Senior Notes due 2015 and 2018.

“Effective November 3, 2008, the company has changed its method of accounting for natural gas commodity derivatives to reflect unrealized gains and losses on commodity derivative contracts in the income statement rather than on the balance sheet,” stated Watford.

Conference Call Webcast Scheduled for November 5, 2008

Ultra Petroleum’s third quarter 2008 conference call will be available via live audio webcast at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Wednesday, November 5, 2008. To listen to this webcast, log on to www.ultrapetroleum.com. The webcast will be archived on Ultra Petroleum’s website through February 18, 2009.

Financial tables to follow

Ultra Petroleum Corp.
Consolidated Statement of Operations (unaudited)
All amounts expressed in US$000's

	For the Nine Months Ended		For the Quarter Ended
	30-Sep-08	30-Sep-07	30-Sep-08	30-Sep-07
Volumes
Oil liquids (Bbls) – Domestic	817,271	614,791	287,115	199,464
Natural gas (Mcf) – Domestic	99,739,893	77,144,168	34,558,450	25,727,129
MCFE from continuing operations	104,643,519	80,832,914	36,281,140	26,923,913

Oil crude (Bbls) – discontinued operations	-	1,153,293	-	301,139
MCFE – Total	104,643,519	87,752,672	36,281,140	28,730,747

Revenues
Oil sales	$83,863	$37,111	$31,054	$13,368
Natural gas sales	793,140	367,552	266,573	103,847
Total revenues	877,003	404,663	297,627	117,215

Expenses
Production costs	27,800	16,675	8,501	6,424
Severance/production taxes	98,336	45,166	31,625	12,960
Gathering fees	27,621	20,141	8,857	6,667
Total lease operating costs	153,757	81,982	48,983	26,051

Transportation	33,101	-	11,431	-
DD&A	130,681	94,084	45,652	31,864
General and administrative	8,176	6,191	2,138	2,289
Stock compensation	4,860	3,918	2,104	1,181
Total expenses	330,575	186,175	110,308	61,385
Interest and other income	368	839	92	203
Interest and debt expense	(14,997)	(12,471)	(5,183)	(5,550)
Realized gain (loss) on commodity derivatives	3,083	-	17,202	-
Unrealized gain (loss) on commodity derivatives	15,765	-	40,915	-

Net income before income taxes	550,647	206,856	240,345	50,483
Income tax provision	201,880	73,705	91,370	17,727
Net income from continuing operations	348,767	133,151	148,975	32,756
Discontinued operations, net of tax	415	19,909	-	4,644
Net income	$349,182	$153,060	$148,975	$37,400

Unrealized (gain) loss on commodity derivatives (net of tax)	(10,231)	-	(26,554)	-

Adjusted net income	$338,951	$153,060	$122,421	$37,400
Operating cash flows (1)
Operating cash flow from continuing operations	$665,893	$301,140	$242,462	$82,418
Operating cash flow from discontinued operations	-	33,592	-	8,709
Operating cash flows	$665,893	$334,732	$242,462	$91,127
(1) (see non-GAAP reconciliation)

Weighted average shares – basic	152,592	151,825	152,217	151,530
Weighted average shares – diluted	157,326	158,768	156,072	158,224

Basic earnings per share:
Net income from continuing operations	$2.29	$0.88	$0.98	$0.22
Net income from discontinued operations	-	$0.13	-	$0.03
Net income	$2.29	$1.01	$0.98	$0.25

Fully diluted earnings per share:
Net income from continuing operations	$2.22	$0.84	$0.95	$0.21
Net income from discontinued operations	-	$0.12	-	$0.03
Net income	$2.22	$0.96	$0.95	$0.24

Earnings per share – net of unrealized gain (loss) on commodity derivatives:
Adjusted net income – basic	$2.22	$1.01	$0.80	$0.25
Adjusted net income – fully diluted	$2.15	$0.96	$0.78	$0.24

Realized Prices
Oil liquids (Bbls) – Domestic	$102.61	$60.36	$108.16	$67.02
Oil crude (Bbls) – China	-	$56.21	-	$63.94
Natural gas (Mcf), including realized gain (loss) on commodity derivatives	$7.98	$4.76	$8.21	$4.04
Natural gas (Mcf), excluding realized gain (loss) on commodity derivatives	$8.00	$4.76	$7.57	$4.04

Costs Per MCFE – Continuing operations
Production costs	$0.27	$0.21	$0.23	$0.24
Severance/production taxes	$0.94	$0.56	$0.87	$0.48
Gathering fees	$0.26	$0.25	$0.24	$0.25
Transportation	$0.32	-	$0.32	-
DD&A	$1.25	$1.16	$1.26	$1.18
General and administrative – total	$0.12	$0.13	$0.12	$0.13
Interest and debt expense	$0.14	$0.15	$0.14	$0.21
	$3.30	$2.44	$3.18	$2.47

Note: Amounts on a per MCFE basis may not total due to rounding.

Margins - Continuing operations
Operating cash flow(2)	76%	74%	77%	70%
Adjusted net income	38%	33%	39%	28%
Adjusted pre-tax income	61%	51%	63%	43%

Ultra Petroleum Corp.
Reconciliation of Cash Flow and Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's

The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company’s financial information. These statements are unaudited and subject to adjustment.

	For the Nine Months Ended		For the Quarter Ended
	30-Sep-08	30-Sep-07	30-Sep-08	30-Sep-07
Net cash provided by operating activities	$708,186	$358,202	$309,780	$119,562
Net changes in working capital and other	(42,293)	(23,378)	(67,318)	(12,920)
non-cash items - continuing operations*
Net changes in working capital - discontinued operations	-	(92)	-	(15,515)
Operating cash flow	$665,893	334,732	$242,462	$91,127

(1) Operating cash flow is defined as net cash provided by operating activities before changes in working capital and other non-cash items*. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and natural gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.
(2) Operating cash flow margin is defined as Operating Cash Flow divided by the sum of Oil and Natural Gas Sales plus Realized Gain (Loss) on Commodity Derivatives.

*Other non-cash items include excess tax benefit from stock based compensation and other.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming - the Pinedale and Jonah Fields. Ultra Petroleum is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”. The company had 150,502,296 shares outstanding on October 31, 2008.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s businesses are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for oil and natural gas, particularly in Wyoming, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company’s report on Form 10-Q for the quarter ended September 30, 2008.

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com